                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                             FORM 8-K

                          CURRENT REPORT



              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934


                          Date of Report
                        February 26, 1997


                     ROYAL SILVER MINES, INC.
      (Exact name of registrant as specified in its charter)


                               UTAH
          (State or other jurisdiction of incorporation)


      0-25170                                   87-0306609
(Commission File No.)                        (IRS Employer ID)



                       10220 North Nevada
                            Suite 230
                   Spokane, Washington   99218
      (Address of principal executive offices and Zip Code)



                          (509) 466-3144
       (Registrant's telephone number, including area code)

ITEM 5.  Other Events.

     On February 7, 1997, Mr. Kevin D. Stulp was appointed to the Board of Directors of the Registrant to fill the vacancy created by the resignation of Hal Cameron. Since August 1995, Mr. Stulp has been an independent consultant in the fields of volume electronics and manufacturing, general business consulting, business strategy, business use of the Internet, automation and integration through computers, and financial analysis. From, July 1994 to July 1995, Mr. Stulp was Director of Manufacturing Reengineering for Compaq Computer Corporation, Houston, Texas. From September 1992 to June 1994, Mr. Stulp was Director of Manufacturing for Compaq Computer Corporation. From September 1986 to September 1992, Mr. Stulp was PCA Operations Manager for Compaq Computer Corporation. From December 1983 to September 1986 Mr. Stulp held various positions with Compaq Computer Corporation, including industrial engineer, new products planner, and manufacturing manager. From July 1980 to December 1983, Mr. Stulp was a financial planner with Texas Instruments, Houston, Texas. Mr. Stulp holds the degree of Masters in Business Administration and the degree of Bachelor of Science Mechanical Engineering, both from the University of Michigan, and the degree of Bachelor of Science from Calvin College, Grand Rapids, Michigan.

ITEM 9.  Sales of Equity Securities Pursuant to Regulation S.

     On the 14th day of February, 1997, the Registrant sold to Britannia Holdings Limited ("Britannia"), Channel Islands, 335,000 Units, at US$0.75 per Unit or a total of US$251,250. The Registrant previously granted Britannia an option to purchase an additional 800,000 Units on March 3, 1997. The option exercise date of March 3, 1997 has been extend by mutual agreement of the parties to March 24, 1997. On January 30, 1997, the Registrant sold 200,000 Units to Britannia in consideration of US$150,000 as previously reported on Form 8-K filed with the Commission. Each Unit consists of one share of Common Stock and one warrant to purchase one additional share of Common Stock at US$1.25 per share. The warrants will expire two years from the date of closing of each transaction. The Units were issued in reliance upon the transaction exemption afforded by Regulation S, as promulgated by the Securities and Exchange Commission, under the Securities Act of 1933, as amended.

     As of the 26th day of February, 1997, Britannia Holdings
Limited had not exercised any warrants.

                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ROYAL SILVER MINES, INC.



                              BY: /s/ Robert Jorgensen,
                                  Vice President


DATED: February 26, 1997